NEWS RELEASE
PAR PACIFIC PROVIDES BUSINESS UPDATE RELATED TO COVID-19

HOUSTON, May 5, 2020 – Par Pacific Holdings, Inc. (NYSE: PARR) (“Par Pacific” or the Company”) today announced business updates related to the novel coronavirus (COVID-19). Par Pacific has implemented a furlough of 29 employees in response to the previously announced decline in throughput rates at its refineries in Kapolei, Hawaii. The reduction in staff is not expected to affect the Company’s ability to maintain an ample supply of refined product to satisfy Hawaii's needs. Considering these updates and the impact of COVID-19, Par Pacific’s President and Chief Executive Officer and the independent members of the Company’s Board of Directors will reduce their cash salaries by 75%, effective today.
About Par Pacific
Par Pacific Holdings, Inc. (NYSE: PARR), headquartered in Houston, Texas, owns and operates market-leading energy, infrastructure, and retail businesses. Par Pacific's strategy is to acquire and develop businesses in logistically complex markets. Par Pacific owns and operates one of the largest energy networks in Hawaii with 148,000-bpd of combined refining capacity, a logistics system supplying the major islands of the state and 91 retail locations. In the Pacific Northwest and the Rockies, Par Pacific owns and operates 60,000-bpd of combined refining capacity, related multimodal logistics systems and 33 retail locations. Par Pacific also owns 46% of Laramie Energy, LLC, a natural gas production company with operations and assets concentrated in Western Colorado.
Forward Looking Statements
This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Forward-looking statements included in this news release are based on management’s expectations, estimates and projections as of the date they are made. These statements are not guarantees of future performance and you should not unduly rely on them as they involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Par Pacific is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.
Investor Contact:
Suneel Mandava
Senior Vice President, Finance
(713) 969-2136
Smandava@parpacific.com

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